Exhibit 99.1

Battalion Oil Closes Acquisition of Sundown Assets,
Expands Monument Draw Position

March 19, 2026 5:20 ET  | Source: Battalion Oil Corporation

Houston, Texas, March 19, 2026 (GLOBE NEWSWIRE) -- Battalion Oil Corporation (NYSE American: BATL, “Battalion” or the “Company”) today announced that it has closed its previously announced Purchase and Sale Agreement to acquire certain oil and gas assets comprising 7,090 net acres in Ward County, Texas (the “Acquired Acreage”) from RoadRunner Resource Holding LLC (formerly Sundown Energy LP, “Sundown”). The deal was completed as an all-stock transaction, with Battalion issuing 485,000 shares of its common stock to Sundown in exchange for the Acquired Acreage, subject to customary closing adjustments.

The Acquired Acreage directly adjoins Battalion’s existing Monument Draw position (20,007 acres, below), expanding the Company’s continuous, highly operational footprint in the region (transaction area denoted in red outline below, 7,090 acres). The acquisition is effective as of March 1, 2026.

Battalion’s Combined Monument Draw Position (27,097 acres)

Transaction Highlights & Strategic Rationale:

●	Highly Contiguous Footprint: Adds 7,090 acres that tie seamlessly into the Company's Monument Draw asset, allowing for optimized long-lateral development and operational efficiencies.
●	Meaningfully Improves Drilling Inventory: Expected to add 30 high-quality net locations targeting the prolific Wolfcamp A, Wolfcamp B, and 3rd Bone Spring formations.
●	Immediate Production and Proven Geology: Includes Sundown’s ownership interest in an existing Battalion-operated well on the footprint, contributing an estimated value of approximately $700,000 on a 10% discounted net present value basis.

●	Capital-Efficient Infrastructure: Development of the newly acquired acreage will benefit directly from Battalion's recent acid gas treating agreement with Targa Resources, which secures ample sour gas treatment capacity to support future development on this acreage.

Battalion and Sundown previously partnered on this acreage under a joint venture agreement. As the operator during that JV, Battalion drilled and evaluated the acreage, giving the Company high confidence in the asset's subsurface characteristics and expected well performance.

“We are pleased to close this strategic, all-stock transaction with Sundown” said Matt Steele, Chief Executive Officer of Battalion Oil Corporation. “We have drilled and operated on this acreage under our previous joint venture, giving us a high degree of confidence in the subsurface and the future potential of these 35 new locations. Combining this acreage into our Monument Draw position strengthens our development runway, and with our sour gas treating solution now in place, we are well-positioned to develop this asset efficiently and at scale.”

Forward-Looking Statements

This press release includes forward-looking statements as defined by U.S. securities laws. These statements are not historical facts and often include words like “expects,” “believes,” “plans,” “estimates,” “may,” “will,” or similar expressions. They cover topics such as future production, financial condition, capital spending, and strategic plans. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ significantly. Key risks are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other filings with the Securities and Exchange Commission (SEC), available at www.sec.gov or on the Company’s website at www.battalionoil.com. Readers are cautioned not to rely too heavily on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake any obligation to update these statements in light of new information or future events.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact

BATTALION OIL CORPORATION

Matthew B. Steele
Chief Executive Officer
832-538-0300 | www.battalionoil.com